EXHIBIT 10.5

On November 6, 2008, the Board of Directors revised the non-employee Board of Director’s compensation policy as it relates to stock-based compensation.  Pursuant to the prior policy, members of the Board of Directors received a grant of 15,000 shares once every five years, which vested 3,000 shares per year, over five years.  The Board of Directors modified this policy to increase the standard five-year award to non-employee Directors from 15,000 options to 37,500 options.  To phase in this modified policy in light of existing stock option grants made in different years to various directors, the Board of Directors approved transition grants to increase each non-employee Director’s annual vesting to 7,500 shares from the present 3,000 shares, taking into account currently outstanding and unvested grants.  Consequently, on November 13, 2008, the Compensation Committee of the Board of Directors awarded non-employee Directors an aggregate of 186,000 options to purchase Synthetech’s common stock.  The options were awarded at an exercise price of $0.50 per share, the market price of Synthetech’s common stock on the date of grant.  These nonqualified stock options were issued as part of the 2005 Plan.